Exhibit 10

EMPLOYEE OPTIONS

AGFEED INDUSTRIES, INC.
2010 LONG-TERM INCENTIVE PLAN

STOCK OPTION AGREEMENT FOR

NONQUALIFIED STOCK OPTION

 ______________________

BETWEEN

AGFEED INDUSTRIES, INC.

AND

[Name]

Date of Grant:	[Date]

Number of Shares:	[Number of Shares]

Exercise Price:	$[Price]/share

Option Expiration Date:	[Expiration Date]

NONQUALIFIED STOCK OPTION AGREEMENT

This Agreement dated as of [Date], between AgFeed Industries, Inc. (“AgFeed”) and [Name] (the “Optionholder”).

WITNESSETH:

1. Grant of Option

Pursuant to the provisions of the AgFeed Industries, Inc. 2010 Long-Term Incentive Plan (the “Plan”), AgFeed hereby grants to the Optionholder, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the right and option (the “Option”) to purchase from AgFeed for cash, or for common stock, par value $0.001 per share of AgFeed (the “Common Stock”), subject to the approval of the Committee, all or any part of an aggregate of [_____] shares of Common Stock at the exercise price of $[____] per share; such option to be exercised as hereinafter provided. Notwithstanding anything to the contrary herein, to the extent the number of shares of Common Stock subject to this Option exceed the number of shares of Common Stock available under the Plan as of the date of this Agreement, the Option and the shares of Common Stock shall be granted and issued outside of the Plan, but shall nevertheless be governed by the terms of the Plan as if this Option and such shares were granted under the Plan. This Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2. Terms and Conditions

It is understood and agreed that the Option evidenced hereby is subject to the following terms and conditions:

(a)	Expiration Date. Subject to the provisions of section 2(e) herein, the Option granted hereby shall expire on [_________]. Upon termination or expiration of this Option, all rights of the Optionholder hereunder shall cease.

(b)	Exercise of Option. Except as otherwise provided in this section 2(b), this Option may be exercised only to the extent that the Optionholder has been continuously employed by the Company as set forth in the following vesting schedule:

Continuous Employment Required Until:	Shares Vesting:

Subject to section 2(c) and section 2(e) herein, this Option may be exercised in whole at any time, or from time to time in part, to the extent vested, prior to the expiration date specified in section 2(a). Any exercise shall be accompanied by a written notice to AgFeed specifying the number of shares as to which the Option is being exercised. Notwithstanding anything contained in this Section 2(b) to the contrary, and subject to the terms of the Plan, upon the Optionholder’s death, Disability, Retirement, or involuntary termination without Cause, the Option granted hereby shall become immediately exercisable in full.

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(c)	Registration of Shares. Notwithstanding anything in this Agreement to the contrary, this Option will be exercisable only to the extent a Registration Statement on Form S-8 has been filed with respect to the Common Stock subject to this Option and to the extent such Registration Statement is then effective and free from any stop order or other condition rendering such Registration Statement unavailable for the offer and sale of the Common Stock subject to this Option.

(d)	Payment of Exercise Price upon Exercise. At the time of any exercise, the exercise price of the shares as to which this Option shall be exercised shall be paid in cash (or, subject to the conditions and limitations described in the Plan, by delivering shares of Common Stock of AgFeed or by delivering a combination of such Common Stock and cash equal to the aggregate exercise price of the shares being acquired, determined by reference to the exercise price per share set forth in Section 1 hereof) to AgFeed.

(e)	Exercise upon Death, Disability, or Termination of Employment.

(1)	In the event of the Optionholder’s death, Disability, Retirement, or involuntary termination without Cause, this Option may be exercised, to the extent that the Optionholder was entitled to do so at the date of such death, Disability, Retirement, or involuntary termination without Cause, in whole at any time, or from time to time in part, within six months after the date of such event, but in no event later than the expiration date specified in section 2(a), and shall thereafter expire.

(2)	In the event the Optionholder’s employment with the Company is voluntarily terminated by the Optionholder (other than due to Retirement), this Option will expire upon such termination of employment.

(3)	Notwithstanding anything herein to the contrary, in the event the Optionholder’s employment with the Company is terminated for Cause, all rights to exercise this Option shall terminate upon such termination of employment.

(4)	For purposes of this Agreement:

(i)	“Cause” means (a) “cause” as defined in an employment agreement applicable to the Optionholder (so long as any act or omission constituting “cause” for such purpose was willful), or (b) if the Optionholder does not have an employment agreement that defines “cause”: (i) any act or omission that constitutes a material breach by the Optionholder of any of the Optionholder’s obligations under the Optionholder’s employment agreement (if any) with the Company or any other agreement with the Company; (ii) the willful and continued failure or refusal of the Optionholder substantially to perform the duties required of the Optionholder as an employee of the Company, or performance significantly below the level required or expected of the Optionholder, as determined by the Committee; (iii) any willful violation by the Optionholder of any foreign, federal or state law or regulation applicable to the business of the Company, or the Optionholder’s commission of any felony or other crime involving moral turpitude, or any willful perpetration by the Optionholder of a common law fraud; or (iv) any other misconduct by the Optionholder that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

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(ii)	“Disability” shall be defined in the same manner as such term or a similar term is defined in an employment agreement applicable to the Optionholder or, if the Optionholder does not have an employment agreement that defines such term or a similar term, means that the Optionholder is unable to perform substantially all of the Optionholder’s duties as an employee of the Company by reason of illness or incapacity for a period of more than six months, or six months in the aggregate during any 12-month period, established by medical evidence reasonably satisfactory to the Committee.

(iii)	“Harmful Activity” means that the Optionholder does any one or more of the following: (a) at any time, uses, publishes, sells, trades, or otherwise discloses “non-public information” of the Company unless such activity was inadvertent, done in good faith, and did not cause significant harm to the Company; (b) after notice from the Company, fails to return to the Company any document, data, or other item or items in the Optionholder’s possession or to which the Optionholder has access that may involve “non-public information” of the Company; (c) while employed by or providing services to the Company or within six months following termination of employment, upon the Optionholder’s own behalf or upon behalf of any other person or entity that competes or plans to compete with the Company, (x) solicits or entices for employment any employee of the Company or (y) solicits any customer of the Company that the Optionholder contacted, called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not the information is or was “non-public information”) while employed by or providing services to the Company unless such activity was inadvertent, done in good faith, and did not involve a customer who the Optionholder should have reasonably known was a customer of the Company.

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(iv)	“Retirement” means the Optionholder’s resignation or termination of employment (other than termination for Cause) upon the first to occur of the Optionholder’s attaining (a) age 65 or (b) age 60 with 10 years of service with the Company (including years of service granted by the Company as a result of a merger, acquisition, or other transaction); further provided that the Committee may determine in its sole discretion that a resignation or termination of employment under other circumstances shall be considered “Retirement” for purposes of the Plan.

(f)	Harmful Activity. Notwithstanding anything in this Agreement to the contrary, if the Optionholder shall engage in any Harmful Activity, then this Option, to the extent then unexercised and whether vested or unvested, shall immediately be forfeited and canceled. The Committee shall make the determination as to whether the Optionholder engaged in a Harmful Activity and such determination shall be final and conclusive, unless otherwise determined by a majority of disinterested members of the Board.

(g)	Nontransferability. The Optionholder may, with the prior approval of the Committee, transfer this Option in accordance with the provisions of Section 13 of the Plan. Without the prior approval of the Committee, this Option shall not be transferable other than by will or by the laws of descent and distribution and this Option shall, during the lifetime of the Optionholder, be exercisable only by such Optionholder.

(h)	No Rights as Shareholder. The Optionholder shall have no rights as a shareholder with respect to any shares of Common Stock subject to this Option prior to the date of issuance of a certificate or certificates for such shares.

(i)	No Right to Continued Employment. This Option shall not confer upon the Optionholder any right to continue in the employ of or service with the Company.

(j)	Compliance with Law and Regulations; Recoupment. This Option and the obligation of the Company to sell and deliver shares hereunder shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (1) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (2) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which a majority of the disinterested members of the Board shall, in their sole discretion, determine to be necessary or advisable. If the Committee determines that recoupment of incentive compensation paid to the Optionholder pursuant to this Option is required under any law or listing standard or any recoupment policy of the Company, then this Option will terminate immediately on the date of such determination to the extent required by such law, listing standard or recoupment policy, any prior exercise of this Option may be deemed to be rescinded and the Committee may recoup any such incentive compensation in accordance with such recoupment policy or as required by law or listing standard. The Company shall have the right to offset against any other amounts due from the Company to the Optionholder the amount owed by the Optionholder hereunder and any exercise price and withholding amount tendered by the Optionholder with respect to any such incentive compensation.

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(k)	Restrictions on Resale. By accepting this Option, the Optionholder agrees not to sell any shares of Common Stock acquired under this Option at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. In addition, if required by underwriters for the Company, the Optionholder agrees to enter into a lock-up agreement with respect to any shares of Common Stock acquired or to be acquired under this Option.

3. Investment Representation

The Company may require the Optionholder to furnish to the Company, prior to the issuance of any shares upon the exercise of all or any part of this Option, an agreement (in such form as the Company may specify) in which the Optionholder represents that the shares acquired upon exercise are being acquired for investment and not with a view to the sale or distribution thereof.

4. Optionholder Bound by Plan

The Optionholder hereby acknowledges receipt of a copy of the Plan, prospectus, and any amendments thereto, and agrees to be bound by all the terms and provisions thereof, which, to the extent relevant, are incorporated herein by reference as part of this Agreement. Capitalized terms used herein that are not otherwise defined shall have the meanings set forth in the Plan.

5. Withholding of Taxes

The Company will require that, as a condition precedent to the exercise of this Option, the Optionholder make appropriate arrangements for the withholding of any applicable taxes. The obligation of the Optionholder under this section to provide for the payment of withholding taxes may be satisfied, subject to the provisions of Section 18(g) of the Plan, by electing to have the Company withhold certain of the shares that would otherwise be issuable pursuant to the exercise of the Option granted hereby.

6. Notices

Any notice hereunder to the Company shall be addressed to it at its office at 100 Bluegrass Commons Blvd., Suite 310, Hendersonville, Tennessee 37075, Attention: Human Resources, and any notice hereunder to Optionholder shall be addressed to him or her at the address below, subject to the right of AgFeed to designate at any time hereafter in writing some other address.

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IN WITNESS WHEREOF, AgFeed Industries, Inc. has caused this Agreement to be executed by a duly authorized officer and the Optionholder has executed this Agreement, both as of the day and year first above written.

AGFEED INDUSTRIES, INC.

By:
[Name]
[Title]

OPTIONHOLDER

Name:

Address:

SS#:

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